Exhibit 10.01
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(effective as of May 24, 2023)

The Governance, Compensation and Nominating (“GCN”) Committee of the Board of Directors (the “Board”) of Xcel Energy Inc. has authority to develop and recommend compensation policies and programs for directors. Only non-employee directors are compensated for their Board service. Annual pay consists of the following:

• Annual Retainer: $125,000
• Lead Independent Director: $35,000
• Audit Committee Chair: $25,000
• Audit Committee Members (including Chair): $10,000
• Finance Committee Chair: $20,000
• GCN Committee Chair: $25,000
• Operations, Nuclear, Environmental and Safety Committee Chair: $20,000

Directors receive 25% of the applicable annual pay each quarter (pro-rated for partial service during the quarter). Directors may elect to defer all or a portion of their cash retainer into stock equivalent units (see “Stock Program” below). We do not offer retirement benefits to our directors.

Annual Equity Grant
Directors elected at the annual shareholders meeting each receive a grant of shares of common stock or stock equivalent units representing approximately $170,000 in value on the first business day following the annual shareholders meeting. Stock equivalent units are payable upon the director’s death, disability or termination of service. Terms of the stock equivalent units are discussed below under “Stock Program.”

Stock Program
Our director compensation program aligns director and shareholder interests, and our Stock Program is designed to further that principle. Directors can elect to receive their annual equity grant in shares of common stock and/or stock equivalent units. Each stock equivalent unit has a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of our common stock upon a director’s termination of service, disability or death. The stock equivalent units fluctuate in value with the value of our common stock. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. Directors can elect to receive payouts from the Stock Program either in January of the year following their separation from service or within 90 days of such event.

Directors are also able to defer compensation into stock equivalent units under our Stock Program until after retirement from the Board or separation from service as a director. Directors who elect to defer cash compensation into stock equivalent units receive a premium of 20% of the compensation that was deferred.